Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated:  February 7, 2011

Quarterly and Annual Earnings Reported by Citizens Bancorp

[Blackstone, Virginia]    Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $762 thousand, or $0.32 per share, for the quarter ended December 31, 2010.  This result is an increase of $162 thousand in net income when compared to the quarter ended December 31, 2009.  Net income for the twelve months ended December 31, 2010 was $2.947 million, which was $1.25 per share or $0.06 greater than the $2.832 million in net income reported for the same period in 2009, an increase of $115 thousand.

Financial and Other Highlights

·	Year-over-year total assets growth was $9.5 million or 2.9% at December 31, 2010, as compared to December 31, 2009.
·	Deposit account balance annual growth was $9.2 million or 3.4% at December 31, 2010 as compared to December 31, 2009.
·
Tax equivalent net interest margin for the fourth quarter was 3.88%, a decline of 10 basis points from the fourth quarter of 2009. For the twelve months of 2010 the tax equivalent net interest margin was 4.05% as compared to 4.00% for the twelve months of 2009.

·
Net interest income for the fourth quarter of 2010 decreased $56 thousand or 1.9% from the fourth quarter of 2009; primarily due to the reversal of previously accrued interest income on non-accruing loans. For the twelve months of 2010, net interest income was $11.8 million as compared to $11.2 million or a 5.5% increase from the twelve months of 2009.

·
Provision for loan losses declined $325 thousand for the quarter ended December 31, 2010 as compared to same period in 2009. Year-over-year, the provision was down $150 thousand to a total of $750 thousand for the year as compared to $900 thousand for the year ended December 31, 2009.

·	Tangible book value per common share was $16.84 at December 31, 2010, up $0.40 per share from December 31, 2009.
·	Fourth quarter cash dividend of $0.17 per share was declared, representing a dividend yield of 5.20%, based upon the average daily closing stock price during the fourth quarter of 2010.
·	The Company remains “well-capitalized” at December 31, 2010 with total risk-based capital ratio of 21.73% and Tier 1 leverage ratio of 12.22%.

Net Interest Income

The Company’s fully tax-equivalent net interest margin for the three months ended December 31, 2010 was 3.88% as compared to 3.98% for the three months ended December 31, 2009.  The net interest margin decline of ten basis points was primarily a result of reversing previously accrued interest income on loans that went to non-accrual coupled with an increase in foreclosed assets upon during the quarter ended December 31, 2010. Non-accrual loans during the fourth quarter of 2010 averaged $4.5 million or $300 thousand less than the average balance of $4.8 million for the fourth quarter of 2009. The total earning asset yield was 5.30% for the quarter ended December 31, 2010; a decrease of 35 basis points from the 5.65% that was recorded for the quarter ended December 31, 2009.  In addition to the decline in the loan yield from 6.44% for the fourth quarter of 2009 as compared to 6.21% for the fourth quarter of 2010, the mix of earning assets also affected the quarter-to-quarter comparison of the earning asset yield. Average loan balances for the fourth quarter of 2010 were $206.9 million or a decrease of $9.0 million from the average balance of $215.9 million during the fourth quarter of 2009. Meanwhile, the average balance of investment securities for the fourth quarter of 2010 increased by $27.0 million to $87.0 million as compared to $60.0 million for the same period during 2009. The tax equivalent yield of the investment securities was 3.79% during the quarter ended December 31, 2010 or 50 basis points less than the 4.29% tax equivalent yield reported in the same period of 2009.

The cost of funds for the quarter ended December 31, 2010 was 1.50% or a decrease of 27 basis points when compared to the fourth quarter of 2009 when the cost of funds was 1.77%. The most significant overall contributor to the decline was the reduction in the cost of money market deposit accounts and time deposits; the decline was 63 and 33 basis points, respectively, when comparing the fourth quarter of 2010 to the fourth quarter of 2009.

Provision for Loan Losses

Management recorded $150 thousand in provision for the allowance for loan losses during the quarter ended December 31, 2010 compared to $475 thousand for the same quarter in 2009. The Bank charged-off $1.1 million in loan balances in the fourth quarter of 2010 as compared to $200.6 thousand during the fourth quarter of 2009. Management had previously provided an allowance for those loans that were charged-off in the fourth quarter of 2010 therefore additional provision was not necessary. For the year ended December 31, 2010, the Bank provided $750 thousand in allowance for loan losses as compared to $900 thousand during the year ended December 31, 2009.

Management believes the allowance for loan losses was adequately provided for as of December 31, 2010.

Noninterest Income

Noninterest income for the fourth quarter ended December 31, 2010 was $651 thousand as compared to $621 thousand for the fourth quarter ended December 31, 2009.  The increase of $30 thousand in non-interest income between the two periods was primarily attributed to an increased volume of ATM fees ($23 thousand), and an increase in the gain on sale of loans ($6 thousand). Revenue from the net gain on sale of securities, the net gain on sale of OREO and losses incurred from other than temporary impairment of OREO values or of investment securities, is considered non-recurring revenue, therefore noninterest income, excluding these items was $649 thousand for the three months ended December 31, 2010 and $681 thousand for the same period in 2009; or a decrease of $32 thousand.

For the year ended December 31, 2010, noninterest income was $2.341 million or a decrease of $149 thousand as compared to the $2.490 million reported for the year ended December 31, 2009. The decline in deposit account fee income of $205 thousand and the $76 thousand write down in the value of other real estate owned were the primary reasons for the decline in noninterest income when comparing the two year-to-date results.  The decline in noninterest income was partially offset with higher ATM fees (up $98 thousand), gains as a result of called securities ($11 thousand), and increases in the cash surrender value from bank-owned life insurance ($10 thousand) for the twelve months ended December 31, 2010 as compared to the twelve months ended December 31, 2009. When adjusting noninterest income for non-recurring revenue, noninterest income for the year ended December 31, 2010 was $2.372 million or a decrease of $163 thousand from the $2.535 million reported for the year ended December 31, 2009.

Noninterest Expense

Noninterest expense totaled $2.358 million for the three months ended December 31, 2010, which was $91 thousand or 4.0% greater than the three month period ended December 31, 2009 when noninterest expense was $2.267 million. The reported year-over-year increase for the fourth quarter was primarily related to higher collection, foreclosure and OREO expenses, which were up $57 thousand; franchise tax, which increased $15 thousand; legal expenses, which increased by $11 thousand and increased FDIC deposit insurance premiums of $6 thousand. In addition, deferred loan origination costs decreased by $30 thousand as a result of the decline in new loans being originated in the fourth quarter of 2010, as compared to the same period a year earlier.  For the three months ended December 31, 2010, employee compensation costs (excluding deferred loan origination costs of $72 thousand) were $1.404 million which is $91 thousand or 6.1% lower than the three months ended December 31, 2009. Occupancy costs for the fourth quarter of 2010 totaled $152 thousand or $1 thousand greater than the $151 thousand reported for the fourth quarter of 2009. Equipment expense for the fourth quarter was $132 thousand which was $8 thousand less than the $140 thousand reported in the same period of 2009. FDIC deposit insurance costs for the three months ended December 31, 2010 were $103 thousand or $5 thousand greater than the three months ended December 31, 2009.  The increase in insurance premiums was namely due to the higher deposit account balances than the year earlier period.  Other expenses totaled $639 thousand or $155 thousand greater than the $484 thousand reported for the three months ended December 31, 2009.

For the year ended December 31, 2010, costs associated with employee salaries and benefits, exclusive of deferred loan origination costs of $296 thousand, decreased 0.4% or $22 thousand to $5.711 million as compared to the year ended December 31, 2009 when costs associated with salaries and benefits, exclusive of deferred loan origination costs of $424 thousand, were $5.733 million. Occupancy expense for the twelve month period ended December 31, 2010 was $605 thousand or $25 thousand higher than the $580 thousand reported for the year-earlier period, or a 4.3% increase. Equipment costs decreased $37 thousand to $534 thousand for the twelve months ended December 31, 2010 as compared to $571 thousand reported for the twelve months ended December 31, 2009.  The effect of higher deposit insurance costs of $507 thousand for the year-to-date periods was primarily the result of higher deposit account balances for the twelve months ended December 31, 2010 than the same period ended December 31, 2009 when costs were $340 thousand.  The other expense category had a year-over-year cost increase of $295 thousand, totaling $2.464 million for the twelve months ended December 31, 2010 or an increase of 13.6% from the $2.169 million reported for the twelve months ended December 31, 2009.  The more significant year-to-date increases in other expenses for 2010 as compared to 2009 included costs associated with collection, foreclosure and OREO expenses ($110 thousand), data processing expenses ($142 thousand), director fees ($23 thousand), legal fees ($21 thousand) and franchise tax ($18 thousand). Partially offsetting these expense increases, in 2010, were savings realized in telephone costs ($12 thousand) and reduced losses from deposit accounts ($15 thousand) when compared to 2009.

Balance Sheet

Consolidated assets totaled $330.5 million at December 31, 2010 which represents an increase of $9.5 million or 2.9% from the $321.0 million reported at December 31, 2009.  The increase in total assets was driven by a $9.2 million increase in all deposit products, which totaled $278.0 million as of December 31, 2010, up 3.4% from December 31, 2009 when deposits totaled $268.8 million.  Securities available for sale totaled $82.7 million at December 31, 2010 or an increase of $15.9 million from the $66.8 million at December 31, 2009.  Securities increased 23.8% over the twelve month period primarily as a result of the liquidity provided by higher deposit account balances and the decline in loan origination activity during the period.  Loans held for investment, net of the allowance for loan losses totaled $200.5 million at December 31, 2010 as compared to $214.9 million at December 31, 2009, a decline of 6.7% or $14.4 million.  Gross loans outstanding decreased $14.9 million and the allowance for loan losses decreased $500 thousand for the twelve month period.  At December 31, 2010, net other real estate owned totaled $3.4 million or an increase of $2.3 million from the $1.1 million at December 31, 2009.  During the twelve months ended December 31, 2010, the Bank acquired real estate properties at foreclosure totaling $2.7 million and sold properties totaling $219.5 thousand for a $13 thousand gain. During 2010, the Bank wrote down the value of three properties by $76 thousand to reflect revised market valuations.

Stockholders’ equity at December 31, 2010 was $39.6 million, resulting in a book value per common share of $16.84, which compares to stockholders equity of $39.0 million and a book value per common share of $16.44 at December 31, 2009.  The Company’s capital level was considered well-capitalized according to regulatory guidelines at December 31, 2010, with the Tier 1 Leverage ratio at 12.22% and Total Risk-Based ratio at 21.73%.

The return on average assets for the three months ended December 31, 2010 was 0.91% as compared to the three months ended December 31, 2009 when the return was 0.75%.

President and CEO, Joseph D. Borgerding commented, “Management is very pleased to report increased net earnings of 27.0% for the fourth quarter and 4.1% for the year. The Bank’s disciplined approach to management of the net interest margin has resulted in a positive impact to earnings. We have experienced some improvement in delinquent and non-performing loans which is reflected in a slightly lower year-to-year provision for loan losses. Loan demand continues to be a challenge for the Bank under current economic conditions, however management is pleased with deposit growth of $9.2 million. The Bank’s stable operating results and strong capital position have allowed the Company to consistently pay a strong dividend resulting in an above-market dividend yield of 5.20%, for the fourth quarter of 2010.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia.  The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia.  Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”.  Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Balance Sheet
(Dollars in thousands, except share data)

	(Unaudited)
	December 31,	December 31,
Assets	2010	2009

Cash and due from banks	$5,427	$6,339
Interest-bearing deposits in banks	1,857	1,108
Federal funds sold	15,460	9,588
Securities available for sale, at fair market value	82,745	66,777
Restricted securities	1,079	1,189
Loans, net of allowance for loan losses of $2,168
and $2,673	200,515	214,862
Premises and equipment, net	7,135	7,544
Accrued interest receivable	1,816	1,860
Other assets	10,996	10,637
Other real estate owned, net of valuation allowance of $76 and $0	3,425	1,073

Total assets	$330,455	$320,978

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$33,161	$33,999
Interest-bearing	244,827	234,797
Total deposits	$277,988	$268,796
FHLB advances	5,000	5,000
Other borrowings	5,149	5,483
Accrued interest payable	886	955
Accrued expenses and other liabilities	1,795	1,754
Total liabilities	$290,818	$281,988

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$-	$-
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,353,509 for 2010 and 2,371,139 for 2009	1,177	1,186
Additional paid-in capital	-	-
Retained earnings	39,308	38,177
Accumulated other comprehensive loss	(848)	(373)
Total stockholders' equity	$39,637	$38,990

Total liabilities and stockholders' equity	$330,455	$320,978

See accompanying notes to interim financial statements.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Statements of Income
(Dollars in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest and Dividend Income
Loans, including fees	3,237	3,539	13,557	14,067
Investment securities:
Taxable	438	411	1,951	1,550
Tax-exempt	254	152	821	571
Federal Funds sold	5	8	19	24
Other	6	35	22	185
Total interest and dividend income	3,940	4,145	16,370	16,397

Interest Expense
Deposits	1,049	1,182	4,375	4,939
Borrowings	39	55	152	230
Total interest expense	1,088	1,237	4,527	5,169

Net interest income	2,852	2,908	11,843	11,228

Provision for loan losses	150	475	750	900

Net interest income after provision
for loan losses	2,702	2,433	11,093	10,328

Noninterest Income
Service charges on deposit accounts	262	331	1,036	1,241
Net gain on sales of securities	2	6	32	21
Other-than-temporary impairments	-	(561)	-	(561)
Less: Noncredit portion of OTTI impairments	-	(501)	-	(501)
Net other-than-temporary impairments	-	(60)	-	(60)
Net gain on sales of loans	19	13	68	71
Impairment - other real estate owned	-	-	(76)	-
Net gain on sale of other real estate owned	-	(6)	13	(6)
Income from bank owned life insurance	75	71	292	282
ATM fee income	165	142	649	551
Other	128	124	327	390
Total noninterest income	651	621	2,341	2,490

Noninterest Expense
Salaries and employee benefits	1,332	1,394	5,415	5,309
Net occupancy expense	152	151	605	580
Equipment expense	132	140	534	571
FDIC deposit insurance	103	98	507	340
Other	639	484	2,464	2,169
Total noninterest expense	2,358	2,267	9,525	8,969

Income before income taxes	995	787	3,909	3,849

Income taxes	233	187	962	1,017

Net income	762	600	2,947	2,832
Earnings per share, basic & diluted	0.32	0.25	1.25	1.19

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY
Consolidated Regulatory Capital Ratios
And Performance Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

Per Share Data:
Earnings per weighted
average share	$0.32	$0.32	$0.34	$0.26	$0.25

Weighted average shares
outstanding	2,357,779	2,364,252	2,364,942	2,368,932	2,374,164

Actual shares outstanding	2,353,509	2,363,839	2,364,639	2,365,239	2,371,139

Book value per share
at period end	$16.84	$17.40	$16.93	$16.62	$16.44

Dividend per share	$0.17	$0.17	$0.17	$0.17	$0.17

Performance Ratios:

Return on average assets	0.91%	0.91%	0.99%	0.76%	0.75%

Net interest margin, (FTE)1	3.88%	4.06%	4.17%	4.10%	3.98%

Efficiency ratio2	67.31%	67.74%	65.46%	68.14%	64.84%

Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	12.22%	12.14%	12.15%	12.49%	12.33%

Total risk-based capital ratio	21.73%	21.10%	21.26%	21.08%	20.76%

Allowance for loan losses
to total loans	1.07%	1.46%	1.41%	1.36%	1.23%

Non-accruing loans to
total loans	1.89%	2.79%	2.47%	2.67%	2.42%

Net charge-offs (net recoveries)
to average loans (annualized)	2.02%	0.38%	0.26%	0.12%	0.33%

1 The net interest margin is reported on a tax equivalent basis. GAAP income presented on the income statement for investment securities totaling $2.121 million, for the period ended December 31, 2010, has been adjusted to $2.414 million in order to reflect the taxable equivalence of the tax-exempt securities, using a Federal income tax rate of 34%. The prior periods shown on the table were likewise adjusted.

2 Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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